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CONTACTS:
Shelly Doran	317.685.7330	Investors
Billie Scott	317.263.7148	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES FIRST QUARTER RESULTS
AND 4.8% INCREASE IN COMMON STOCK DIVIDEND

        Indianapolis, Indiana—May 8, 2002…Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced results for the quarter ended March 31, 2002. Diluted funds from operations increased 7.5% to $148.4 million from $138.0 million in 2001. On a per share basis the increase was 6.8% to $0.79 per share from $0.74 per share in 2001. Net income available to common shareholders decreased 3.0% to $30.0 million from $30.9 million in 2001. Diluted earnings per share were $0.17 per share for the first quarter of 2002 as compared to $0.18 in 2001.

        Funds from operations and net income available to shareholders were negatively impacted by $0.02 per share in the first quarter of 2002 due to a $5.4 million currency hedge expense related to the acquisition of assets from Rodamco North America N.V. ("RNA"). SFAS 133 requires that this charge, reflected in other expenses, be recorded each quarter. This hedge, which was unwound in contemplation of the RNA acquisition closing on May 3rd, will generate a gain in the second quarter in excess of the first quarter expense.

        Occupancy for mall and freestanding stores in the regional malls at March 31, 2002 was 90.9% as compared to 90.2% at March 31, 2001. Total retail sales per square foot were $377 per square foot at March 31, 2002, a 1.0% decrease from $381 at March 31, 2001, while comparable retail sales per square foot were $383 per square foot, a 1.5% decrease from $389 at March 31, 2001. Average base rents for mall and freestanding stores in the regional mall portfolio were $29.51 per square foot at March 31, 2002, an increase of $0.91 or 3.2% from March 31, 2001. The average initial base rent for new mall store leases signed during the quarter was $37.64, an increase of $6.60 or 21.3% over the tenants who closed or whose leases expired.

        "Our portfolio of high-quality regional malls continues to perform well in a challenging environment," said David Simon, Chief Executive Officer. "Occupancy and rents are higher than they were one year ago, contributing to our FFO growth for the quarter. Our portfolio is now stronger than ever with the recently completed RNA transaction. We acquired some of the best malls in the country, which will enhance our corporate profitability."

Acquisition Activities

        The acquisition of assets from Rodamco North America, N.V. (RNA) by Simon, The Rouse Company (Rouse) and Westfield America Trust (Westfield) was completed on May 3, 2002. The portfolio acquired by Simon consists primarily of interests in 13 high-quality, highly-productive regional malls in the United States.

        Simon's share of the gross RNA purchase price was approximately $1.59 billion, including the assumption of $579 million of property-level debt and preferred stock. Simon arranged a $600 million,

12-month acquisition credit facility which bears interest at LIBOR plus 65 basis points with seven of its lead lenders to fund a portion of the transaction.

        Prior to the completion of this acquisition, Simon owned four of the portfolio assets in joint ventures with RNA. At the closing of the transaction, Teachers Insurance and Annuity Association (TIAA) acquired a 50% interest in three of these assets: The Florida Mall in Orlando, Florida; Miami International Mall in Miami, Florida; and West Town Mall in Knoxville, Tennessee; for $198.2 million plus the assumption of its pro rata share of mortgage debt on the assets.

        Simon, Rouse and Westfield also jointly acquired interests in several non-retail assets and two retail assets, generally considered to be non-core assets and intended for sale. Since the January 13, 2002 announcement of this acquisition, significant progress has been made on these dispositions, including the sale of the 745 5th Avenue office building in New York, which also closed on May 3rd.

Disposition Activities

        The Company has completed or announced several dispositions in 2002 in its efforts to aggressively recycle capital.

  •
  On April 1, the Company completed the sale of its interest in Orlando Premium Outlets for $46.6 million in cash plus its pro rata share of property-level debt.

  •
  On April 30, the Company announced its agreement to sell its interests in all five "Mills-type" assets to the Mills Corporation for $175 million in cash plus its pro rata share of property-level debt.

        The Company also sold two underperforming assets, Eastgate Consumer Mall (in March) and Windsor Park Mall (in April), for $15 million.

Financing Activities

        On April 16, 2002, the Company completed a three year refinancing of its existing $1.25 billion unsecured corporate credit facility. The facility now matures in April 2005 and contains a one-year extension, at the Company's sole option. The facility's interest rate continues to be LIBOR plus 65 basis points and contains the same financial covenants as SPG's existing facility. The facility also includes a money market competitive bid option program which has been historically successful and allows the Company to hold auctions at lower pricing for short term funds (30, 60, or 90 days) for up to $625 million.

Dividends

        Today the Company also declared a common stock dividend of $0.55 per share, an increase of 4.8% from the previous quarterly amount of $0.525 per share. This dividend will be paid on May 31, 2002 to shareholders of record on May 17, 2002. The Company also declared dividends on its three public issues of preferred stock, all payable on July 1, 2002 to shareholders of record on June 17, 2002:

  •
  Simon Property Group, Inc. 6.50% Series B Convertible Preferred Stock (NYSE:SPGPrB)—$1.625 per share

  •
  Simon Property Group, Inc. 8.75% Series F Cumulative Redeemable Preferred Stock (NYSE:SPGPrF)—$0.546875 per share

  •
  Simon Property Group, Inc. 7.89% Series G Cumulative Preferred Stock (NYSE:SPGPrG)—$0.98625 per share.

2002 Earnings Estimates

        The Company remains comfortable with its previously provided guidance that it will report diluted funds from operations (FFO) within a range of $3.72 to $3.82 per share for 2002.

        This guidance is based on management's view of current market conditions in the regional mall business, anticipates no further deterioration of overall economic conditions, and assumes that 2002 tenant sales productivity and portfolio occupancy will be comparable to 2001 levels.

        Estimates of future FFO and future earnings per share are, and certain other matters discussed in this press release may be, deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

        Simon Property Group, Inc. (NYSE:SPG), headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 258 properties containing an aggregate of 195 million square feet of gross leasable area in 36 states, as well as eight assets in Europe and Canada. Additional Simon Property Group information is available at www.shopsimon.com.

Supplemental Materials

        The Company's supplemental information package (on Form 8-K) may be requested in e-mail or hard copy formats by contacting Shelly Doran—Vice President of Investor Relations, Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207 or via e-mail at sdoran@simon.com.

Conference Call

        The Company will provide an online simulcast of its first quarter conference call at www.shopsimon.com (Corporate Info tab) and www.streetevents.com. To listen to the live call, please go to either of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 10:00 a.m. Eastern Daylight Time tomorrow, May 9th. An online replay will be available for approximately 90 days at www.shopsimon.com.

SIMON
Combined Financial Highlights(A)
Unaudited
(In thousands, except as noted)

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001
Revenue:
Minimum rent	$309,145	$307,131
Overage rent	8,276	9,883
Tenant reimbursements	150,029	148,514
Other income	27,497	25,148

Total revenue	494,947	490,676
Expenses:
Property operating	84,780	78,774
Depreciation and amortization	110,715	106,515
Real estate taxes	52,213	52,792
Repairs and maintenance	17,823	19,727
Advertising and promotion	11,778	13,806
Provision for credit losses	3,202	2,904
Other	12,995	6,785

Total operating expenses	293,506	281,303
Operating Income	201,441	209,373
Interest Expense	147,862	157,924

Income before Minority Interest	53,579	51,449
Minority Interest	(2,588)	(2,116)
Gain on Sales of Real Estate	—	2,711

Income before Unconsolidated Entities	50,991	52,044
Income from Unconsolidated Entities	9,434	11,731

Income before Extraordinary Items and
Cumulative Effect of Accounting Change	60,425	63,775
Extraordinary Items—Debt Related Transactions	—	(25)
Cumulative Effect of Accounting Change	—	(1,638	)(B)
Income before Allocation to Limited Partners	60,425	62,112
Less: Limited Partners' Interest in the Operating Partnerships	11,085	11,742
Less: Preferred Distributions of the SPG Operating Partnership	2,835	2,912
Less: Preferred Dividends of Subsidiary	—	7,334

Net Income	46,505	40,124
Preferred Dividends	(16,499)	(9,185)

Net Income Available to Common Shareholders	$30,006	$30,939

SIMON
Combined Financial Highlights—Continued(A)
Unaudited
(In thousands, except as noted)

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001
PER SHARE DATA:
Basic Income per Paired Share:
Before Extraordinary Items and Cumulative Effect of Accounting Change	$0.17	$0.19
Extraordinary Items	0.00	0.00
Cumulative Effect of Accounting Change	0.00	(0.01)

Net Income Available to Common Shareholders	$0.17	$0.18

Diluted Income per Paired Share:
Before Extraordinary Items and Cumulative Effect of Accounting Change	$0.17	$0.19
Extraordinary Items	0.00	0.00
Cumulative Effect of Accounting Change	0.00	(0.01)

Net Income Available to Common Shareholders	$0.17	$0.18

SELECTED BALANCE SHEET INFORMATION

	March 31, 2002	December 31, 2001
Cash and Cash Equivalents	$243,261	$259,760
Investment Properties, Net	$11,248,156	$11,317,221
Mortgages and Other Indebtedness	$8,812,130	$8,841,378

SELECTED REGIONAL MALL OPERATING STATISTICS

	March 31, 2002	March 31, 2001
Occupancy(C)	90.9%	90.2%
Average Rent per Square Foot(C)	$29.51	$28.60
Total Sales Volume (in millions)(D)	$3,644	$3,658
Comparable Sales per Square Foot(D)	$383	$389
Total Sales per Square Foot(D)	$377	$381

Notes:

(A)
Represents combined condensed financial statements of Simon Property Group, Inc. and its paired share affiliate, SPG Realty Consultants, Inc.

(B)
Due to the adoption of SFAS 133—Accounting for Derivatives and Financial Instruments on January 1, 2001.

(C)
Includes mall and freestanding stores.

(D)
Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

SIMON
Combined Financial Highlights—Continued(A)
Unaudited
(In thousands, except as noted)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS ("FFO")

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001
Income before extraordinary items and cumulative effect of accounting change (1) (2)	$60,425	$63,775
Plus: Depreciation and amortization from combined consolidated properties	110,358	106,166
Plus: Simon's share of depreciation and amortization from unconsolidated entities	36,343	31,257
Plus: MerchantWired impairment charge and other, net of tax benefit	4,178	—
Less: Gain on sales of real estate	—	(2,711)
Less: Minority interest portion of depreciation, amortization and extraordinary items	(1,995)	(1,487)
Less: Preferred distributions (including those of subsidiary)	(19,334)	(19,431)

FFO of the Simon Portfolio	$189,975	$177,569

FFO of the Simon Portfolio	$189,975	$177,569

Basic FFO per Paired Share:
Basic FFO Allocable to the Companies	$138,880	$128,766
Basic Weighted Average Paired Shares Outstanding	173,946	172,001
Basic FFO per Paired Share	$0.80	$0.75

Diluted FFO per Paired Share:
Diluted FFO Allocable to the Companies	$148,386	$138,047
Diluted Weighted Average Number of Equivalent Paired Shares	188,913	186,609
Diluted FFO per Paired Share	$0.79	$0.74

Notes:

(1)
Includes gains on land sales of $8.6 million and $1.2 million for the three months ended March 31, 2002 and 2001, respectively.

(2)
Includes straight-line adjustments to minimum rent of $1.3 million and $4.3 million for the three months ended March 31, 2002 and 2001, respectively.

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SIMON Combined Financial Highlights(A) Unaudited (In thousands, except as noted)